Exhibit 99.1

First BanCorp. Announces Results for the Quarter Ended June 30, 2013

2013 Second Quarter highlights and comparison with First Quarter

  Net loss of $122.6 million, or $0.60 per diluted share, including a $72.9 million loss on the bulk sale of non-performing residential assets and a $66.6 million loss related to the write-off of assets pledged as collateral to Lehman Brothers, Inc. (“Lehman”).
  Adjusted net income of $16.8 million, or $0.08 per diluted share, excluding the effects of the bulk sale of non-performing residential assets and the Lehman collateral write-off, compared to an adjusted net loss of $4.6 million, or $0.02 per diluted share, for the first quarter of 2013, excluding the $68.0 million loss on the bulk sale of adversely classified commercial assets and valuation adjustments for certain loans transferred to held for sale in the first quarter.
  Completed bulk sale of non-performing residential mortgage loans with a book value of $203.8 million and other real estate owned properties (“OREO”) properties with a book value of $19.2 million, for $128.3 million in a cash transaction.
  Significant progress in credit quality metrics:
    Non-performing assets decreased for the 13th consecutive quarter, declining by $334.7 million, or 31%, from the first quarter of 2013.
    Non-performing loans, including non-performing loans held for sale, declined by $229.6 million, or 28%, from the first quarter of 2013.
    Inflows of non-performing loans held for investment declined by $78.3 million, or 44%, compared to inflows for the first quarter of 2013.
    OREO decreased by $42.2 million, or 23%, from the first quarter of 2013.
    Provision for loan and lease losses of $87.5 million, including $67.9 million associated with the bulk sale of non-performing residential assets.
    Adjusted provision for loan and lease losses, excluding the impact of the bulk sales of assets and the transfer of loans to held for sale in the first and second quarters of 2013, decreased to $19.6 million, down from $47.0 million for the first quarter of 2013.
    Net charge-offs of $128.9 million, including $98.0 million of net charge-offs related to the bulk sale of non-performing residential assets.
    Adjusted net charge-offs, excluding the impact of the bulk sales of assets and the transfer of loans to held for sale in the first and second quarters of 2013, were $31.0 million, or an annualized 1.29% of average loans, down from $69.5 million, or an annualized 2.87% of average loans, for the first quarter of 2013.
  Net interest income, excluding fair value adjustments of derivative instruments, increased by $2.1 million to $126.2 million, and the net interest margin expanded to 4.02% from 3.95% in the first quarter of 2013.
  Adjusted non-interest income of $14.9 million, excluding the $66.6 million impact of the Lehman collateral write-off, increased by $1.3 million compared to the first quarter of 2013.
  Total capital, Tier 1 capital, and leverage ratios of 16.61%, 15.32%, and 11.26%, respectively, as of June 30, 2013. Common equity Tier 1 capital ratio of 12.28% and Tangible common equity ratio of 8.64% as of June 30, 2013.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 24, 2013--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net loss of $122.6 million for the second quarter of 2013, or $0.60 per diluted share, compared to a net loss of $72.6 million, or $0.35 per diluted share, for the first quarter of 2013 and net income of $9.4 million, or $0.05 per diluted share for the second quarter of 2012.

The results for the second quarter of 2013 were negatively impacted by two significant items: (i) a $72.9 million loss on the previously announced bulk sale of non-performing residential mortgage loans and OREO properties, and (ii) a $66.6 million loss related to the previously announced write-off of the collateral pledged to Lehman. Financial results for the first quarter of 2013 were similarly adversely impacted by a loss of $68.0 million related to a bulk sale of adversely classified assets, mainly commercial loans, and valuation adjustments to certain loans transferred to held for sale.

This press release includes certain non-GAAP financial measures, including adjusted net income (loss), adjusted pre-tax, pre-provision income, adjusted net interest income and margin, adjusted non-interest income, adjusted non-interest expenses, certain capital ratios, and certain other financial measures adjusted to exclude the effects of the bulk sales of assets and the valuation adjustments to certain loans transferred to held for sale, and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “Our initiatives to accelerate improvement of asset quality led to several extraordinary expenses and charges in the second quarter and created significant variability in our financial results. Excluding the write-down of the collateral pledged to Lehman and the bulk sale of non-performing residential loans, our adjusted net income was $16.8 million compared to an adjusted loss of $4.6 million in the first quarter. Furthermore, OREO adjustments and changes to the Puerto Rico tax code created additional variance in our quarterly results. While our market is still facing headwinds, with the Puerto Rico government’s approved budget and steps taken to address fiscal issues, the economic environment should continue to show signs of stabilization.”

“We are very pleased with the progress achieved in the de-risking of our balance sheet, our non-performing assets to total assets ratio is at the lowest level since the peak in 2010. Franchise metrics continue to improve, our net interest margin expanded to over 4 percent, we achieved growth on core deposits and strong loan origination activity at over $900 million during the second quarter. Further asset quality improvements through proactive portfolio management and sales of held for sale loans and OREO continues to be our top priority and our team is keenly focused on opportunities for further earnings generation and optimization of our expense base.”

RECENT SIGNIFICANT EVENTS:

Impairment of Collateral Pledged to Lehman

Late in the day on May 10, 2013, the Corporation received notice from its counsel that the United States Bankruptcy Court for the Southern District of New York denied the Bank’s Motion for Summary Judgment filed in connection with its claim to recover certain assets posted as collateral with Lehman and that the Motion for Summary Judgment submitted by Barclays Capital (“Barclays”) was granted.

This matter relates to the claim that the Bank filed against Barclays to recover the securities (or the cash equivalent thereof) that were posted as collateral in connection with certain interest rate swap agreements executed with Lehman. Beginning with the second quarter of 2009, the Corporation classified the pledged securities as a non-performing asset with a book value of $64.5 million. As a result of the Bankruptcy Court’s May 10, 2013 decision, the Corporation determined that it is probable that the asset is impaired and, in the 2013 second quarter, recorded a non-cash charge of $66.6 million associated with the write-off of the carrying value of the pledged securities and related accrued interest. The Corporation has filed a Notice of Appeal and will continue with its efforts through the legal process to recover the value of the assets.

Bulk Sales of Assets

On June 21, 2013, the Corporation announced that it had completed a sale of non-performing residential mortgage loans with a book value of $203.8 million and, OREO properties with a book value of $19.2 million in a cash transaction. The sales price of this bulk sale was $128.3 million. Approximately $30.1 million of reserves had already been allocated to the loans. This transaction resulted in total charge-offs of $98.0 million and an incremental loss of $69.8 million. In addition, the Corporation recorded $3.1 million of professional service fees specifically related to this bulk sale of non-performing residential assets. This transaction resulted in a total pre-tax loss of $72.9 million.

As previously reported, on March 28, 2013, the Corporation completed the sale of adversely classified loans with a book value of $211.4 million, mainly commercial loans, and OREO properties with a book value of $6.3 million in a cash transaction. This transaction resulted in total charge-offs of $98.5 million and an incremental loss of $58.9 million, reflected in the first quarter of 2013. In addition, the Corporation recorded $3.9 million of professional service fees in the first quarter of 2013 specifically related to this bulk sale of adversely classified commercial assets. This transaction resulted in a total pre-tax loss of $62.8 million.

In addition, during the first quarter of 2013, the Corporation transferred to held for sale non-performing loans with an aggregate book value of $181.6 million. These transfers resulted in charge-offs of $36.0 million and an incremental loss of $5.2 million reflected in the provision for loan and lease losses for the first quarter of 2013.

During the second quarter of 2013, the Corporation completed the sale of a $40.8 million non-performing commercial mortgage loan related to one of the loans transferred to held for sale in the first quarter without incurring additional losses.

In a separate transaction during the second quarter, the Corporation entered into an agreement to receive foreclosed real estate in partial satisfaction of debt related to one of the loans written-off and transferred to held for sale in the first quarter. The remaining balance of such partially satisfied commercial mortgage loan held for sale was restructured, resulting in a lower of cost or market loss of $3.4 million recorded as part of “Other income” in the second quarter of 2013.

The following table shows a reconciliation with respect to the calculation of certain non-GAAP financial measures (“adjusted net charge-offs,” “adjusted provision for loan and lease losses,” “adjusted non-interest income,” “adjusted non-interest expenses,” “adjusted net income (loss),” “adjusted earnings (loss) per common share,”), which reflect the exclusion of the impact of the bulk sales, the transfer of loans to held for sale, and the write-off of the collateral pledged to Lehman, with the corresponding measures calculated and presented in accordance with GAAP.

				Adjusted, excluding Bulk Sale,
(Dollars in thousands, except per share information)				and Write-Off of collateral
	As	Bulk Sale	Write-off of collateral	pledged to Lehman,
2013 Second Quarter	Reported (GAAP)	Transaction Impact	pledged to Lehman	(Non-GAAP)

Total net charge-offs (1)	$128,948	$97,972	$-	$30,976
Total net charge-offs to average loans	5.25%			1.29%
Residential mortgage	103,418	97,941	-	5,477
Residential mortgage loans net charge-offs to average loans	14.78%			0.84%
Construction	2,368	31	-	2,337
Construction loans net charge-offs to average loans	3.43%			3.39%

Provision for loan and lease losses	$87,464	$67,890	$-	$19,574
Residential mortgage	-	67,859	-	(67,859)
Construction	-	31	-	(31)

Non-interest (loss) income	$(51,663)	$-	$66,574	$14,911
Impairment of collateral pledged to Lehman	(66,574)	-	66,574	-

Non-interest expenses	$111,323	$4,962	$-	$106,361
Professional fees	13,735	3,060	-	10,675
Net loss on OREO operations	14,829	1,879	-	12,950
Other expenses	11,928	23	-	11,905

Net (loss) income	$(122,583)	$(72,852)	$(66,574)	$16,843

Net (loss) income per common share	$(0.60)	$(0.36)	$(0.32)	$0.08

1 - Charge-off percentages annualized

(Dollars in thousands, except per share information)				Adjusted, excluding
	As	Bulk Sale	Loans Transferred	Bulk Sale and Loans Transferred
2013 First Quarter	Reported (GAAP)	Transaction Impact	To Held For Sale Impact	To Held For Sale (Non-GAAP)

Total net charge-offs (1)	$204,006	$98,519	$35,953	$69,534
Total net charge-offs to average loans	8.10%			2.87%
Residential mortgage	11,580	1,031	-	10,549
Residential mortgage loans net charge-offs to average loans	1.65%			1.50%
Commercial mortgage	56,036	40,057	14,553	1,426
Commercial mortgage loans net charge-offs to average loans	12.06%			0.34%
Commercial and Industrial	84,829	44,678	-	40,151
Commercial and Industrial loans net charge-offs to average loans	11.16%			5.47%
Construction	38,515	12,753	21,400	4,362
Construction loans net charge-offs to average loans	44.66%			7.74%

Provision for loan and lease losses	$111,123	$58,890	$5,222	$47,011
Residential mortgage	7,948	979	-	6,969
Commercial mortgage	36,397	29,753	(1,033)	7,677
Commercial and Industrial	35,292	20,766	-	14,526
Construction	21,948	7,392	6,255	8,301

Non-interest expenses	$98,010	$3,878	$-	$94,132
Professional fees	11,132	3,878	-	7,254

Net loss	$(72,633)	$(62,768)	$(5,222)	$(4,643)

Net loss per common share	$(0.35)	$(0.30)	$(0.03)	$(0.02)

1 - Charge-off percentages annualized

Changes to the Puerto Rico Internal Revenue Code

On June 30, 2013, the Puerto Rico Government approved Act No. 40 (“Act 40”), which amended the Puerto Rico Internal Revenue Code of 2011 (the “2011 PR Code”), and Act No. 46 (“Act 46”), which brings changes to the sales and use tax regime. The main provisions of Act 40 that impact financial institutions include:

(i)

A new national gross receipts tax that, in the case of financial institutions is 1% of gross income, is not deductible for purposes of computing net taxable income and is not part of the alternative minimum tax (“AMT”). This provision is retroactive to January 1, 2013. As a result, an expense of $3.2 million was recorded in the second quarter of 2013 related to the national gross receipts tax which reflects 6 months of expenses. The impact of the gross national receipts tax corresponding to the first quarter of 2013 amounted to $1.7 million. This expense is included as part of “Taxes, other than income taxes” in the Consolidated Statement of (Loss) Income. Subject to certain limitations, a financial institution will be able to claim 0.5% of its gross income as a credit against its regular income tax or the alternative minimum tax. A $1.6 million benefit related to this credit was recorded as a reduction to the provision for income taxes in the second quarter

(ii)

A decrease in the surtax deduction available to corporations to compute the additional surtax from $750,000 to $25,000 and a change in the surtax rate to rates that range from 5% to 19%, resulting in an increase in the maximum statutory tax rate from 30% to 39%. This provision is also retroactive to January 1, 2013. The effect on operating results in the second quarter of 2013 related to these changes was a net benefit of approximately $0.5 million, mainly due to the increase in the deferred tax asset of profitable subsidiaries. The deferred tax valuation allowance increased to $523.4 million as of June 30, 2013 from $384.4 million at the end of the previous quarter as a result of changes in tax rates and operating results for the second quarter.

(iii)	A higher AMT rate (30% of the alternative minimum net income, as compared to 20% previously) and various parallel computations required to be made before determining whether an AMT liability exists. This change did not have an impact on the Corporation’s provision for income taxes recorded in the second quarter of 2013.

(iv)	The Net Operating Loss (“NOL”) carryover period increased from 10 years to 12 years for losses incurred in taxable years that commenced after December 31, 2004 and ended before January 1, 2013. The carryover period for NOL incurred during taxable years commencing after December 31, 2012 will be 10 years. The NOL deduction is now limited to 90% of taxable income for regular income tax purpose and 80% for AMT purposes.

Significant changes to the sales and use tax regime include adjustments to the Business to Business exclusion. The business to business exclusion applicable to services rendered from one registered business to another registered business remains in effect, except for certain services, which will be taxable including, among others, service charges imposed by financial institutions to other businesses (commercial clients), collection services, repairs and maintenance services of real and personal property, and computer programming including modifications to previously designed systems. The sales and use tax provisions were effective beginning on July 1, 2013.

ADJUSTED PRE-TAX, PRE-PROVISION INCOME TRENDS

One metric that management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives and liabilities measured at fair value and equity in earnings or losses of unconsolidated entities, a non-GAAP financial measure. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about these non-GAAP financial measures, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table shows adjusted pre-tax, pre-provision income of $35.9 million in the second quarter of 2013, down from the prior quarter:

(Dollars in thousands)	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012

(Loss) income before income taxes	$(123,562)	$(71,011)	$16,028	$19,834	$10,901
Add: Provision for loan and lease losses	87,464	111,123	30,466	28,952	24,884
Add: Net loss on investments and impairments	42	117	69	547	143
Less: Unrealized gain on derivative instruments and liabilities measured at fair value	(708)	(400)	(432)	(170)	(506)
Add: Bulk sales related expenses and other professional fees related to the terminated preferred stock exchange offer	3,198	5,096	-	-	-
Add: Loss on certain OREO properties sold as part of the bulk sale of non-performing residential mortgage assets	1,879	-	-	-	-
Add: National gross receipt tax (1)	1,656	-	-	-	-
Add: Write-off collateral pledged to Lehman	66,574	-	-	-	-
Less/Add: Equity in (earnings) losses of unconsolidated entities	(648)	5,538	8,330	2,199	2,491
Adjusted pre-tax, pre-provision income (2)	$35,895	$50,463	$54,461	$51,362	$37,913

Change from most recent prior quarter-amount	$(14,568)	$(3,998)	$3,099	$13,449	$3,116
Change from most recent prior quarter-percentage	-28.9%	-7.3%	6.0%	35.5%	9.0%

(1) Represents the impact of the national gross receipts tax corresponding to the first quarter of 2013, recorded during the second quarter after enactment.
(2) See "Basis of Presentation" for definition.

The reduction in adjusted pre-tax, pre-provision income from the 2013 first quarter primarily reflected:

  A $12.2 million increase in adjusted non-interest expenses mainly due to: (i) $5.3 million in write-downs to the value of certain commercial OREO properties in the Virgin Islands, (ii) a $3.2 million charge related to the new national gross receipts tax ($1.7 million corresponding to the first quarter, recorded in the second quarter after enactment), (iii) a $3.4 million increase in adjusted professional services fees, excluding bulk sales related expenses and other professional fees related to the terminated preferred stock exchange offer, and (iv) a $0.5 million adverse impact of certain non-periodic employee compensation-related expenses, such as lump-sum and severance payments. See Non-Interest Expenses discussion below for additional information.
  A $3.4 million loss related to the restructuring of a commercial mortgage loan held for sale in which the Corporation entered into an agreement to receive foreclosed real estate in partial satisfaction of a debt arrangement and modified the terms of the remaining balance.

These adverse variances were partially offset by:

  A $2.1 million increase in net interest income, excluding fair value adjustments to derivative instruments, mainly due to reductions in the cost of funding. See Net Interest Income discussion below for additional information.

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Net Interest Income
Interest Income - GAAP	$160,670	$160,225	$165,054	$166,964	$153,652
Unrealized (gain) loss on derivative instruments	(708)	(400)	(432)	(170)	33
Interest income excluding valuations	159,962	159,825	164,622	166,794	153,685
Tax-equivalent adjustment	3,038	1,595	1,451	1,463	1,634
Interest income on a tax-equivalent basis excluding valuations	163,000	161,420	166,073	168,257	155,319

Interest Expense - GAAP	33,782	35,732	39,423	41,461	44,947
Unrealized gain (loss) on derivative instruments and liabilities measured at fair value	-	-	-	-	539
Interest expense excluding valuations	33,782	35,732	39,423	41,461	45,486

Net interest income - GAAP	$126,888	$124,493	$125,631	$125,503	$108,705

Net interest income excluding valuations	$126,180	$124,093	$125,199	$125,333	$108,199

Net interest income on a tax-equivalent basis excluding valuations	$129,218	$125,688	$126,650	$126,796	$109,833

Average Balances
Loans and leases	$9,820,781	$10,077,907	$10,199,808	$10,297,835	$10,183,229
Total securities and other short-term investments	2,768,659	2,675,755	2,576,421	2,238,701	2,450,198
Average Interest-Earning Assets	$12,589,440	$12,753,662	$12,776,229	$12,536,536	$12,633,427

Average Interest-Bearing Liabilities	$10,583,702	$10,652,144	$10,700,868	$10,518,169	$10,577,054

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.12%	5.10%	5.14%	5.30%	4.89%
Average rate on interest-bearing liabilities - GAAP	1.28%	1.36%	1.47%	1.57%	1.71%
Net interest spread - GAAP	3.84%	3.74%	3.67%	3.73%	3.18%
Net interest margin - GAAP	4.04%	3.96%	3.91%	3.98%	3.46%

Average yield on interest-earning assets excluding valuations	5.10%	5.08%	5.13%	5.29%	4.89%
Average rate on interest-bearing liabilities excluding valuations	1.28%	1.36%	1.47%	1.57%	1.73%
Net interest spread excluding valuations	3.82%	3.72%	3.66%	3.72%	3.16%
Net interest margin excluding valuations	4.02%	3.95%	3.90%	3.98%	3.44%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.19%	5.13%	5.17%	5.34%	4.94%
Average rate on interest-bearing liabilities excluding valuations	1.28%	1.36%	1.47%	1.57%	1.73%
Net interest spread on a tax-equivalent basis and excluding valuations	3.91%	3.77%	3.70%	3.77%	3.21%
Net interest margin on a tax-equivalent basis and excluding valuations	4.12%	4.00%	3.94%	4.02%	3.50%

Net interest income, excluding valuations, amounted to $126.2 million, an increase of $2.1 million when compared to the first quarter of 2013. Net interest margin expanded to 4.02% for the second quarter of 2013 from 3.95% for the first quarter of 2013. The increase in net interest income and margin was mainly due to:

  A decrease of $2.0 million, or 8 basis points, in total interest expense, of which approximately $1.7 million was due to a reduction in the average cost of total deposits with the remaining decrease primarily related to the maturities of Federal Home Loan Bank advances. The average cost and balance of brokered certificates of deposit (“CDs”) continued to decrease during the second quarter of 2013 as the Corporation repaid approximately $481.6 million of matured brokered CDs with an all-in cost of 1.58% and new issuances amounted to $402.0 million with an all-in cost of 0.72%.
  A $1.1 million increase in interest income on investment securities mainly related to a $146.7 million increase in the average balance of the mortgage-backed securities portfolio. The Corporation deployed some of its liquidity into higher yielding investments.

These increases were partially offset by:

  A $1.0 million decrease in interest income on loans driven by various factors including a higher migration of residential mortgage loans into non-performing status, lower cash collections on residential mortgage non-accrual loans for which interest income is recognized on a cash basis, and a decrease in the average volume of the credit card portfolio.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the second quarter of 2013 was $87.5 million, including $67.9 million related to the bulk sale of non-performing residential assets. The adjusted provision for loan and lease losses, excluding the impact of the bulk sales and the transfer of loans to held for sale in the first and second quarters of 2013, was $19.6 million for the second quarter of 2013, down from $47.0 million for the first quarter of 2013. The decrease was mainly reflected in the commercial and construction loan portfolios, primarily attributable to a lower migration of loans to non-performing and adversely classified categories, as well as lower underlying losses on these portfolios. See Credit Quality discussion below for additional information regarding the allowance for loan and lease losses.

NON-INTEREST (LOSS) INCOME
	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2013	2013	2012	2012	2012

Service charges on deposit accounts	$3,098	$3,380	$3,228	$3,267	$3,240
Mortgage banking activities	4,823	4,580	6,700	4,728	4,057
Net loss on investments and impairments	(42)	(117)	(69)	(547)	(143)
Broker-dealer income	-	-	-	20	1,347
Impairment - collateral pledged to Lehman	(66,574)	-	-	-	-
Other operating income	6,384	11,324	10,239	9,857	8,012
Equity in earnings (losses) of unconsolidated entities	648	(5,538)	(8,330)	(2,199)	(2,491)

Non-interest (loss) income	$(51,663)	$13,629	$11,768	$15,126	$14,022

Non-interest loss for the second quarter of 2013 amounted to $51.7 million, compared to non-interest income of $13.6 million for the first quarter of 2013. The decrease was mainly related to the $66.6 million write-off of the collateral pledged to Lehman. Adjusted non-interest income, excluding the Lehman collateral write-off, increased $1.3 million from the 2013 first quarter primarily due to:

  A $6.2 million positive variance in equity in earnings (losses) of unconsolidated entities. The Corporation recorded $0.6 million of equity in earnings of unconsolidated entities compared to a charge of $5.5 million for the first quarter of 2013. This adjustment is related to the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”), the entity that purchased $269.2 million of loans from FirstBank in 2011. The Bank holds a 35% subordinated ownership interest in CPG/GS. This investment is accounted for under the equity method and following the hypothetical liquidation book value method to determine the Bank’s share in CPG/GS earnings or losses.
  A $0.2 million increase in revenues from the mortgage banking business mainly related to an increase of $1.7 million in the net gain on loan sales and securitization activities, including realized gains on sales of Ginnie Mae mortgage-backed securities and forwards contracts used by the Corporation to hedge its securitization pipeline, and an increase in servicing fees. This was partially offset by a charge of $1.8 million related to the lower of cost or market adjustment on residential mortgage loans held for sale, net of the unrealized gain on forward contracts that hedge part of the residential mortgage loans held for sale portfolio.

These increases were partially offset by:

  A $3.4 million loss related to the restructuring of a commercial mortgage loan held for sale in which the Corporation received foreclosed real estate in partial satisfaction of a debt arrangement and modified the terms of the remaining balance. This loss is included as part of “Other operating income” in the table above.
  A $0.5 million decrease in revenues from the insurance agency activities, primarily reflecting the impact in the previous quarter of seasonal profit sharing received by the agency based on the volume of insurance policies production, included as part of “Other operating income” in the table above.
  A $1.0 million decrease in fees related to the discontinuance of the credit card debt protection program; this decrease was offset in net operating results by a reduction in expenses related to the interim servicing of this portfolio. This reduction in income is reflected as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES
	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2013	2013	2012	2012	2012

Employees' compensation and benefits	$33,116	$33,554	$31,840	$31,058	$31,101
Occupancy and equipment	14,946	15,070	14,972	15,208	15,181
Deposit insurance premium	11,430	11,517	11,897	11,657	11,982
Other insurance and supervisory fees	1,269	1,289	1,366	1,366	1,320
Taxes, other than income taxes	6,239	2,989	3,013	3,499	3,435
Professional fees :
Collections, appraisals and other credit related fees	2,520	1,924	1,127	2,250	1,802
Outsourcing technology services	4,258	1,346	1,557	1,311	944
Bulk sales professional fees	3,060	3,878	-	-	-
Terminated preferred stock exchange offer professional fees	115	1,081	-	-	-
Other professional fees	3,782	2,903	4,275	3,908	3,484
Business promotion	3,831	3,357	4,067	4,004	3,475
Net loss on REO operations	14,829	7,310	6,201	8,686	6,786
Other	11,928	11,792	10,590	8,896	7,432
Total	$111,323	$98,010	$90,905	$91,843	$86,942

Non-interest expenses in the second quarter of 2013 amounted to $111.3 million, an increase of $13.3 million from $98.0 million for the first quarter of 2013. Non-interest expenses specifically related to the bulk sales of assets completed in the last two quarters amounted to $5.0 million and $3.9 million for the second quarter and first quarter of 2013, respectively. The main drivers of the $13.3 million increase were:

  A $7.5 million increase in the net loss on OREO operations, including a $1.9 million loss on the sale of certain OREO properties included as part of the bulk sale of residential non-performing assets. Excluding the loss on certain OREO properties included as part of the bulk sale, the adjusted net loss on OREO operations increased by $5.6 million mainly due to $5.3 million in write-downs to the value of certain commercial OREO properties in the Virgin Islands. These commercial OREO properties written-off had a book value of $14.3 million as of June 30, 2013, almost the entire inventory of the Corporation’s commercial OREO properties in the Virgin Islands region.
  A $3.3 million increase in taxes, other than income taxes, mainly related to the new national gross receipts (1% of gross income for financial institutions). Subject to certain limitations, financial institutions will be able to claim 0.5% of its gross income as a credit against its regular income tax or the alternative minimum tax. A $1.6 million benefit related to this credit was recorded as a reduction to the provision for income taxes in the second quarter.
  A $2.9 million increase in fees for professional services related to the outsourcing of technology services, mainly due to services provided by FIS under a multi-year agreement. FIS assumed full on-site operational responsibility for the Bank’s IT operations and staff and the alliance is expected to result in lower operating costs and greater operational efficiencies in the future. This increase was partially offset by savings in employees’ compensation and benefits expense related to employees transferred to FIS and savings in software maintenance costs.

  A $0.6 million increase in professional fees related to attorney collections fees and mortgage appraisal services.
  A $0.9 million increase in other professional fees mainly reflecting the impact in the previous quarter of an insurance recovery on certain employment legal cases, as well as higher consulting and audit fees.
  A $0.5 million increase in business promotion expenses, mainly due to the timing of marketing activities.

These increases were partially offset by:

  The impact in the previous quarter of non-recurring expenses amounting to $1.2 million related to the terminated preferred stock exchange offer.
  A $0.4 million reduction in employees’ compensation and benefit expenses mainly due to savings of approximately $1.7 million related to employees transferred to FIS that was partially offset by a $0.5 million adverse impact of certain non-periodic employee compensation-related expenses such as employees’ lump-sum and severance payments, and by a $0.9 million increase related to both merit salary increases and the effect of one additional working day during the second quarter.

The Corporation expects to achieve reductions in credit-related expenses during the second half of 2013 as a result of the bulk sales completed during the first two quarters.

INCOME TAXES

The income tax benefit for the second quarter of 2013 amounted to $1.0 million compared to an expense of $1.6 million for the first quarter of 2013, reflecting the impact of amendments to the 2011 PR Code enacted on June 30, 2013. Some of these amendments are retroactive to January 1, 2013. Please refer to “Recent Significant Events – Changes to the Puerto Rico Internal Revenue Code” for additional information and impact on the Corporation’s operating results.

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Non-performing loans held for investment:
Residential mortgage	$133,937	$311,495	$313,626	$320,913	$333,043
Commercial mortgage	136,737	136,708	214,780	231,163	239,881
Commercial and Industrial	131,906	141,045	230,090	230,459	255,253
Construction	68,204	59,810	178,190	189,458	202,133
Consumer and Finance leases	35,416	33,652	38,875	36,051	35,378
Total non-performing loans held for investment	506,200	682,710	975,561	1,008,044	1,065,688

REO	139,257	181,479	185,764	177,001	167,341
Other repossessed property	11,503	9,913	10,107	9,775	10,601
Other assets (1)	-	64,543	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$656,960	$938,645	$1,235,975	$1,259,363	$1,308,173

Non-performing loans held for sale	94,951	147,995	2,243	-	-
Total non-performing assets, including loans held for sale (2)	$751,911	$1,086,640	$1,238,218	$1,259,363	$1,308,173

Past-due loans 90 days and still accruing	$113,061	$125,384	$142,012	$141,028	$120,585
Non-performing loans held for investment to total loans held for investment	5.36%	7.14%	9.70%	9.89%	10.35%
Non-performing loans to total loans	6.21%	8.45%	9.64%	9.83%	10.29%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	5.17%	7.30%	9.44%	9.58%	10.13%
Non-performing assets to total assets	5.87%	8.35%	9.45%	9.58%	10.13%

(1)Collateral pledged to Lehman Brothers, Inc.
(2)Amount excludes purchased credit impaired loans with a carrying value as of June 30, 2013 of approximately $8.3 million acquired as part of the credit card portfolio acquired from FIA.

The Corporation continues to execute its strategic plan and achieved significant improvements in credit quality metrics.

  Total non-performing loans, including non-performing loans held for sale, decreased by $229.6 million, or 28%, from the first quarter of 2013. This reduction reflects the impact of the bulk sale of residential non-performing loans with a book value of $203.8 million at the time of sale and the sale of a $40.8 million commercial mortgage loan that was previously written off and transferred to held for sale in the first quarter of 2013.
  Inflows of non-performing loans decreased by $78.3 million, or 44%, compared to inflows in the first quarter. This reduction was primarily attributable to the commercial mortgage and commercial and industrial loan portfolios reflecting the impact in the previous quarter of the inflow of two commercial mortgage relationships that aggregated $85.0 million. Partially offsetting the decline in inflows of non-performing commercial loans were higher inflows of non-performing residential mortgage loans.
  Adversely classified commercial and construction loans held for investment decreased by $3.9 million to $664.6 million, or 1%, from the first quarter of 2013. Non-performing commercial and construction loans held for sale decreased by $53.0 million.
  OREO decreased by $42.2 million from the first quarter of 2013, primarily as a result of the sale of OREO properties with a book value at the time of sale of $19.2 million included as part of the bulk sale of non-performing residential assets, as well as other individual sales and write-downs.
  Total troubled debt restructured loans (“TDRs”) held for investment were $613.1 million at June 30, 2013, down $100.1 million, or 14%, from March 31, 2013 primarily reflecting TDRs sold as part of the bulk sale of residential non-performing assets. Approximately $410.0 million of total TDRs held for investment were in accrual status as of June 30, 2013.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

(Dollars in thousands)	June 30,		March 31,		December 31,	September 30,	June 30,
	2013		2013		2012	2012	2012

Allowance for loan and lease losses, beginning of period	$342,531		$435,414		$445,531	$457,153	$483,943
Total provision for loan and lease losses	87,464	(1)	111,123	(5)	30,466	28,952	24,884
Net charge-offs of loans:
Residential mortgage	(103,418)	(2)	(11,580)	(6)	(9,555)	(7,358)	(14,211)
Commercial mortgage	(3,253)		(56,036)	(7)	(6,101)	(5,002)	(6,271)
Commercial and Industrial	(5,520)		(84,829)	(8)	(12,601)	(12,261)	(8,385)
Construction	(2,368)	(3)	(38,515)	(9)	(1,837)	(8,326)	(15,186)
Consumer and finance leases	(14,389)		(13,046)		(10,489)	(7,627)	(7,621)
Net charge-offs	(128,948)	(4)	(204,006)	(10)	(40,583)	(40,574)	(51,674)
Allowance for loan and lease losses, end of period	$301,047		$342,531		$435,414	$445,531	$457,153

Allowance for loan and lease losses to period end total loans held for investment	3.19%		3.58%		4.23%	4.37%	4.44%
Net charge-offs (annualized) to average loans outstanding during the period	5.25%		8.10%		1.59%	1.58%	2.03%
Net charge-offs (annualized), excluding charge-offs related to loans sold and loans transferred to held for sale, to average loans outstanding during the period	1.29%		2.87%		1.59%	1.58%	2.03%
Provision for loan and lease losses to net charge-offs during the period	0.68x		0.54x		0.75x	0.71x	0.48x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of loans sold and loans transferred to held for sale	0.63x		0.68x		0.75x	0.71x	0.48x
(1) Includes provision of $67.9 million associated with the bulk sale of non-performing residential assets.
(2) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets.
(3) Includes net charge-offs totaling $31k associated with the bulk sale of non-performing residential assets.
(4) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets.
(5) Includes provision of $64.1 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(6) Includes net charge-offs totaling $1.0 million associated with the bulk sale of adversely classified commercial assets.
(7) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(8) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(9) Includes net charge-offs of $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(10) Includes net charge-offs of $134.5 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.

  The ratio of the allowance for loan and lease losses to loans held for investment was 3.19% as of June 30, 2013, compared to 3.58% as of March 31, 2013 primarily due to the sale of non-performing loans, a decrease in specific reserves related to certain commercial loans based on updated collateral appraisals, and lower underlying losses on the commercial portfolios. Nevertheless, the ratio of the allowance to non-performing loans held for investment increased to 59.47% as of June 30, 2013 from 50.17% as of March 31, 2013.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2013 and March 31, 2013 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial (including Commercial Mortgage, C&I, and Construction loans)	Consumer and Finance Leases	Total

As of June 30, 2013

Impaired loans:
Principal balance of loans, net of charge-offs	$384,062	$486,248	$27,785	$898,095
Allowance for loan and lease losses	20,406	87,166	2,941	110,513
Allowance for loan and lease losses to principal balance	5.31%	17.93%	10.58%	12.31%

PCI loans:
Carrying value of PCI loans	-	-	8,285	8,285
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,127,144	4,400,964	2,011,298	8,539,406
Allowance for loan and lease losses	15,175	123,252	52,107	190,534
Allowance for loan and lease losses to principal balance	0.71%	2.80%	2.59%	2.23%

Total loans held for investment:
Principal balance of loans	$2,511,206	$4,887,212	$2,047,368	$9,445,786
Allowance for loan and lease losses	35,581	210,418	55,048	301,047
Allowance for loan and lease losses to principal balance	1.42%	4.31%	2.69%	3.19%

As of March 31, 2013

Impaired loans:
Principal balance of loans, net of charge-offs	$579,305	$494,341	$26,619	$1,100,265
Allowance for loan and lease losses	47,495	93,206	3,327	144,028
Allowance for loan and lease losses to principal balance	8.20%	18.85%	12.50%	13.09%

PCI loans:
Carrying value of PCI loans	-	-	9,224	9,224
Allowance for PCI loans	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,134,778	4,332,061	1,984,218	8,451,057
Allowance for loan and lease losses	17,227	127,243	54,033	198,503
Allowance for loan and lease losses to principal balance	0.81%	2.94%	2.72%	2.35%

Total loans held for investment:
Principal balance of loans	$2,714,083	$4,826,402	$2,020,061	$9,560,546
Allowance for loan and lease losses	64,722	220,449	57,360	342,531
Allowance for loan and lease losses to principal balance	2.38%	4.57%	2.84%	3.58%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,		March 31,		December 31,	September 30,	June 30,
	2013		2013		2012	2012	2012

Residential mortgage	14.78%	(1)	1.65%	(4)	1.36%	1.05%	2.04%

Commercial mortgage	0.79%		12.06%	(5)	1.70%	1.36%	1.68%

Commercial and Industrial	0.72%		11.16%	(6)	1.40%	1.33%	0.88%

Construction	3.43%	(2)	44.66%	(7)	2.06%	9.11%	15.21%

Consumer and finance leases	2.83%		2.59%		2.10%	1.55%	1.81%

Total loans	5.25%	(3)	8.10%	(8)	1.59%	1.58%	2.03%

(1) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 0.84%.

(2) Includes net charge-offs totaling $31k associated with the bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 3.39%.

(3) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets, was 1.29%.

(4) Includes net charge-offs totaling $1.0 million associated with the bulk sale of adversely classified commercial assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 1.50%.

(5) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.34%.

(6) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 5.47%.
(7) Includes net charge-offs of $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of construction loans net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 7.74%.
(8) Includes net charge-offs of $134.5 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 2.87%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

  Net charge-offs for the second quarter of 2013 were $128.9 million, or an annualized 5.25% of average loans, compared to $204.0 million, or an annualized 8.10%, in the first quarter of 2013. The bulk loan sales completed in the last two quarters and the transfer of loans to held for sale in the first quarter added $98.0 million and $134.5 million in charge-offs in the second quarter and first quarter of 2013, respectively. Adjusted net charge-offs, excluding the impact of the bulk loan sales and the transfer of loans to held for sale, amounted to $31.0 million, or an annualized 1.29% of average loans, a decrease of $38.6 million compared to the first quarter of 2013. The decrease reflects, among other things, the impact in the previous quarter of a $25.4 million charge-off related to a single C&I relationship restructured through a loan split in the first quarter of 2013.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $12.8 billion as of June 30, 2013, down $202.7 million from March 31, 2013. The decrease was mainly due to:

  A $111.5 million decrease in total loans, net of allowance, mainly due to the bulk sale of residential non-performing loans and the sale of a $40.8 million non-performing commercial mortgage loan held for sale that was partially offset by increases in commercial and consumer loans driven by a higher volume of loan originations.
  Total loan originations, including refinancing and draws from existing revolving and non-revolving commitments, amounted to approximately $924.7 million, compared to $715.3 million in the previous quarter. The increase was primarily related to the commercial and industrial loan portfolio in both Florida and Puerto Rico.

  A $42.2 million decrease in OREO primarily as a result of the sale of OREO properties with a book value of $19.2 million included as part of the bulk sale of residential non-performing assets as well as other individual sales and write-downs.
  The $66.6 million write-off of the collateral pledged to Lehman and related accrued interest.
  A $60.5 million decrease in securities available-for-sale mainly due to MBS repayments and a decrease in value related to an increase in market interest rates.

These decreases were partially offset by an increase of $72.6 million in cash and cash equivalents mainly due to balances held with the Federal Reserve Bank of New York (the “Federal Reserve”).

Total liabilities were approximately $11.6 billion as of June 30, 2013, down $21.0 million from March 31, 2013. The decrease was mainly due to:

  A $79.3 million decrease in the carrying value of brokered CDs.
  A $20.0 million decrease in FHLB advances.

These decreases were partially offset by a $73.4 million increase in non-brokered deposits mainly due to increases in government and demand deposits.

Total stockholders’ equity amounted to $1.2 billion as of June 30, 2013, a decrease of $181.7 million from March 31, 2013, driven by:

  The net loss of $122.6 million reported in the second quarter.
  A decrease of $60.0 million in other comprehensive income due to unrealized losses on available-for-sale securities attributable to changes in market interest rates.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of June 30, 2013 were 16.61%, 15.32%, and 11.26%, respectively, compared to total capital, Tier 1 capital and leverage ratios of 17.44%, 16.15%, and 12.06%, respectively, at the end of the first quarter of 2013. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of June 30, 2013 of our banking subsidiary, FirstBank Puerto Rico, were 16.16%, 14.87%, and 10.94%, respectively, compared to total capital, Tier 1 capital, and leverage ratios of 16.98%, 15.69%, and 11.74%, respectively, at the end of the prior quarter. The decrease in capital ratios was primarily related to the total loss of $72.9 million on the bulk sale of non-performing residential assets and the $66.6 million Lehman collateral write-off. All of the regulatory capital ratios for the Bank are well above the minimum required under the Consent Order entered into with the Federal Deposit Insurance Corporation (FDIC) and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico. Given the Consent Order, however, the Bank cannot be considered to be a well-capitalized institution.

Based on our current interpretation of the Basel III capital rules, we anticipate that we will exceed the fully phased-in minimum capital ratios these rules establish.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 8.64% as of June 30, 2013 from 9.90% as of March 31, 2013 and the Tier 1 common equity to risk-weighted assets ratio decreased to 12.28% as of June 30, 2013 from 13.18% as of March 31, 2013.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Tangible Equity:
Total equity - GAAP	$1,222,328	$1,403,999	$1,485,023	$1,484,117	$1,448,959
Preferred equity	(63,047)	(63,047)	(63,047)	(63,047)	(63,047)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(21,649)	(22,580)	(23,511)	(23,920)	(24,342)
Core deposit intangible	(8,158)	(8,746)	(9,335)	(9,923)	(10,512)

Tangible common equity	$1,101,376	$1,281,528	$1,361,032	$1,359,129	$1,322,960

Tangible Assets:
Total assets - GAAP	$12,803,169	$13,005,876	$13,099,741	$13,139,747	$12,913,650
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(21,649)	(22,580)	(23,511)	(23,920)	(24,342)
Core deposit intangible	(8,158)	(8,746)	(9,335)	(9,923)	(10,512)

Tangible assets	$12,745,264	$12,946,452	$13,038,797	$13,077,806	$12,850,698

Common shares outstanding	206,982	206,228	206,235	206,179	206,134

Tangible common equity ratio	8.64%	9.90%	10.44%	10.39%	10.29%
Tangible book value per common share	$5.32	$6.21	$6.60	$6.59	$6.42

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012

Tier 1 Common Equity:
Total equity - GAAP	$1,222,328	$1,403,999	$1,485,023	$1,484,117	$1,448,959
Qualifying preferred stock	(63,047)	(63,047)	(63,047)	(63,047)	(63,047)
Unrealized loss (gain) on available-for-sale securities (1)	40,142	(19,868)	(28,476)	(42,528)	(26,623)
Disallowed deferred tax asset (2)	-	-	-	(40)	(41)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(8,158)	(8,746)	(9,335)	(9,923)	(10,512)
Other disallowed assets	(569)	(2,515)	(4,032)	(4,155)	(2,917)
Tier 1 common equity	$1,162,599	$1,281,725	$1,352,035	$1,336,326	$1,317,721

Total risk-weighted assets	$9,467,699	$9,721,502	$9,933,719	$10,026,572	$10,046,284

Tier 1 common equity to risk-weighted assets ratio	12.28%	13.18%	13.61%	13.33%	13.12%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $10 million of the Corporation's deferred tax assets at June 30, 2013 (March 31, 2013 - $10 million; December 31, 2012 - $11 million; September 30, 2012 - $12 million; June 30, 2012 - $12 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $0 of such assets at June 30, 2013 (March 31, 2013 - $0; December 31, 2012 - $0; September 30, 2012 - $40k; June 30, 2012 - $41k) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter-end date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $3 million of the Corporation's other net deferred tax liability at June 30, 2013 (March 31, 2013 - $6 million; December 31, 2012 - $6 million; September 30, 2012 - $7 million; June 30, 2012 - $7 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Wednesday, July 24, 2013, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.firstbankpr.com or through a dial-in telephone number at (888) 317-6016 or (412) 317–6016 for international callers. Listeners are recommended to go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.firstbankpr.com, until July 24, 2014. A telephone replay will be available one hour after the end of the conference call through 9:00 a.m. Eastern time August 26, 2013 at (877) 344-7529 or (412) 317-0088 for international callers. The conference number is 10031760.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve and the order dated June 2, 2010 that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “FDIC Order”) that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent, and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the Federal Reserve to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs, and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings, and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions; the risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices, and cost of operations; the risk of losses in the value of investments in unconsolidated entities that the Corporation does not control; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

A non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other than temporary impairment (OTTI) of investment securities, fair value adjustments on derivatives, and liabilities measured at fair value, equity in earnings or losses of unconsolidated entities as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value on a tax-equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Financial measures adjusted to exclude the effect of the bulk sales of assets and loans transferred to held for sale and the write-off of the collateral pledged to Lehman

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation provides additional measures of adjusted net income (loss), adjusted net earnings (loss) per diluted share, adjusted provision for loan and lease losses, adjusted non-interest income, adjusted non-interest expenses, adjusted provision for loan and lease losses to net charge-offs, adjusted net charge-offs, and adjusted net charge-offs to average loans to exclude the impact of the bulk sales of assets completed in each of the first two quarters of 2013, the transfer of non-performing loans to held for sale in the first quarter of 2013, and the write-off of the collateral pledged to Lehman. Management believes that these non-GAAP measures enhance the ability of analysts and investors to analyze trends in the Corporation’s business and to better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as a guide in its budgeting and long-term planning process. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2013	2013	2012
ASSETS

Cash and due from banks	$618,593	$545,719	$730,016

Money market investments:
Federal funds sold	-	-	-
Time deposits with other financial institutions	300	300	505
Other short-term investments	216,074	216,328	216,330
Total money market investments	216,374	216,628	216,835

Investment securities available for sale, at fair value	1,990,788	2,051,295	1,731,077

Other equity securities	32,321	32,892	38,757

Total investment securities	2,023,109	2,084,187	1,769,834

Investment in unconsolidated entities	19,080	18,432	23,970

Loans, net of allowance for loan and lease losses of $301,047 (March 31, 2013 - $342,531; December 31, 2012 - $435,414)	9,144,739	9,218,015	9,618,700
Loans held for sale, at lower of cost or market	237,583	275,771	85,394
Total loans, net	9,382,322	9,493,786	9,704,094

Premises and equipment, net	174,429	178,339	181,363
Other real estate owned	139,257	181,479	185,764
Accrued interest receivable on loans and investments	54,636	51,967	51,671
Other assets	175,369	235,339	236,194
Total assets	$12,803,169	$13,005,876	$13,099,741

LIABILITIES

Deposits:
Non-interest-bearing deposits	$938,318	$856,563	$837,387
Interest-bearing deposits	9,039,327	9,127,006	9,027,159
Total deposits	9,977,645	9,983,569	9,864,546

Securities sold under agreements to repurchase	900,000	900,000	900,000
Advances from the Federal Home Loan Bank (FHLB)	358,440	378,440	508,440
Notes payable	-	-	-
Other borrowings	231,959	231,959	231,959
Accounts payable and other liabilities	112,797	107,909	109,773
Total liabilities	11,580,841	11,601,877	11,614,718

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares; outstanding 2,521,872; aggregate liquidation value $63,047	63,047	63,047	63,047

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 207,514,167 (March 31, 2013 - 206,722,833; December 31, 2012 - 206,730,318 shares issued)	20,751	20,672	20,673
Less: Treasury stock (at par value)	(53)	(49)	(49)

Common stock outstanding, 206,982,105 shares outstanding (March 31, 2013 - 206,227,980; December 31, 2012 - 206,235,465 shares outstanding)	20,698	20,623	20,624
Additional paid-in capital	886,775	885,974	885,754
Retained earnings	291,950	414,533	487,166
Accumulated other comprehensive (loss) income	(40,142)	19,822	28,432
Total stockholders' equity	1,222,328	1,403,999	1,485,023
Total liabilities and stockholders' equity	$12,803,169	$13,005,876	$13,099,741

FIRST BANCORP
Condensed Consolidated Statements of (Loss) Income

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2013	2013	2012	2013	2012

Net interest income:
Interest income	$160,670	$160,225	$153,652	$320,895	$305,759
Interest expense	33,782	35,732	44,947	69,514	95,188
Net interest income	126,888	124,493	108,705	251,381	210,571
Provision for loan and lease losses	87,464	111,123	24,884	198,587	61,081
Net interest income after provision for loan and lease losses	39,424	13,370	83,821	52,794	149,490

Non-interest (loss) income:
Service charges on deposit accounts	3,098	3,380	3,240	6,478	6,487
Mortgage banking activities	4,823	4,580	4,057	9,403	8,532
Net loss on investments and impairments	(42)	(117)	(143)	(159)	(1,350)
Equity in earnings (losses) of unconsolidated entities	648	(5,538)	(2,491)	(4,890)	(8,727)
Impairment of collateral pledged to Lehman	(66,574)	-	-	(66,574)	-
Other non-interest income	6,384	11,324	9,359	17,708	17,555
Total non-interest (loss) income	(51,663)	13,629	14,022	(38,034)	22,497

Non-interest expenses:
Employees' compensation and benefits	33,116	33,554	31,101	66,670	62,712
Occupancy and equipment	14,946	15,070	15,181	30,016	30,857
Business promotion	3,831	3,357	3,475	7,188	6,022
Professional fees	13,735	11,132	6,230	24,867	12,299
Taxes, other than income taxes	6,239	2,989	3,435	9,228	6,851
Insurance and supervisory fees	12,699	12,806	13,302	25,505	26,310
Net loss on other real estate owned operations	14,829	7,310	6,786	22,139	10,229
Other non-interest expenses	11,928	11,792	7,432	23,720	16,855
Total non-interest expenses	111,323	98,010	86,942	209,333	172,135

(Loss) income before income taxes	(123,562)	(71,011)	10,901	(194,573)	(148)
Income tax benefit (expense)	979	(1,622)	(1,545)	(643)	(3,678)

Net (loss) income	$(122,583)	$(72,633)	$9,356	$(195,216)	$(3,826)

Net (loss) income attributable to common stockholders	$(122,583)	$(72,633)	$9,356	$(195,216)	$(3,826)

(Loss) earnings per common share:

Basic	$(0.60)	$(0.35)	$0.05	$(0.95)	$(0.02)
Diluted	$(0.60)	$(0.35)	$0.05	$(0.95)	$(0.02)

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 152 branches, stand-alone offices, and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

EXHIBIT A Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended					Six Month Period Ended
	June 30,		March 31,		June 30,	June 30,		June 30,
	2013		2013		2012	2013		2012
Condensed Income Statements:
Total interest income	$160,670		$160,225		$153,652	$320,895		$305,759
Total interest expense	33,782		35,732		44,947	69,514		95,188
Net interest income	126,888		124,493		108,705	251,381		210,571
Provision for loan and lease losses	87,464		111,123		24,884	198,587		61,081
Non-interest (loss) income	(51,663)		13,629		14,022	(38,034)		22,497
Non-interest expenses	111,323		98,010		86,942	209,333		172,135
(Loss) income before income taxes	(123,562)		(71,011)		10,901	(194,573)		(148)
Income tax expense	979		(1,622)		(1,545)	(643)		(3,678)
Net (loss) income	(122,583)		(72,633)		9,356	(195,216)		(3,826)
Net (loss) income attributable to common stockholders	(122,583)		(72,633)		9,356	(195,216)		(3,826)

Per Common Share Results:
Net (loss) earnings per share basic	$(0.60)		$(0.35)		$0.05	$(0.95)		$(0.02)
Net (loss) earnings per share diluted	$(0.60)		$(0.35)		$0.05	$(0.95)		$(0.02)
Cash dividends declared	$-		$-		$-	$-		$-
Average shares outstanding	205,490		205,465		205,415	205,477		205,316
Average shares outstanding diluted	205,490		205,465		205,952	205,477		205,316
Book value per common share	$5.60		$6.50		$6.72	$5.60		$6.72
Tangible book value per common share (1)	$5.32		$6.21		$6.42	$5.32		$6.42

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(3.80)		(2.25)		0.29	(3.03)		(0.06)
Interest Rate Spread (2)	3.91		3.77		3.21	3.84		3.08
Net Interest Margin (2)	4.12		4.00		3.50	4.06		3.37
Return on Average Total Equity	(35.65)		(19.82)		2.62	(27.51)		(0.53)
Return on Average Common Equity	(37.36)		(20.70)		2.74	(28.78)		(0.56)
Average Total Equity to Average Total Assets	10.66		11.37		11.14	11.00		11.12
Total capital	16.61		17.44		17.30	16.61		17.30
Tier 1 capital	15.32		16.15		15.98	15.32		15.98
Leverage	11.26		12.06		12.51	11.26		12.51
Tangible common equity ratio (1)	8.64		9.90		10.29	8.64		10.29
Tier 1 common equity to risk-weight assets (1)	12.28		13.18		13.12	12.28		13.12
Dividend payout ratio	-		-		-	-		-
Efficiency ratio (3)	147.99		70.96		70.84	98.12		73.86

Asset Quality:
Allowance for loan and lease losses to loans held for investment	3.19		3.58		4.44	3.19		4.44
Net charge-offs (annualized) to average loans	5.25	(4)	8.10	(4)	2.03	6.69	(4)	1.90
Provision for loan and lease losses to net charge-offs	67.83	(5)	54.47	(5)	48.16	59.64	(5)	62.43
Non-performing assets to total assets	5.87		8.35		10.13	5.87		10.13
Non-performing loans held for investment to total loans held for investment	5.36		7.14		10.35	5.36		10.35
Allowance to total non-performing loans held for investment	59.47		50.17		42.90	59.47		42.90
Allowance to total non-performing loans held for investment excluding residential real estate loans
	80.87		92.27		62.40	80.87		62.40

Other Information:
Common Stock Price: End of period	$7.08		$6.23		$3.96	$7.08		$3.96

1- Non-GAAP measure. See pages 16-17 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding fair value valuations (Non-GAAP measure). See page 7 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

4- The net charge-offs to average loans ratio, excluding impact associated with the bulk sales and the transfer of loans to held for sale, was 1.29%, 2.87% and 2.11% for the quarter ended June 30, 2013, March 31, 2013 and six-month period ended June 30, 2013, respectively.

5- The provision for loan and lease losses to net charge-offs ratio, excluding impact associated with the bulk sales and the transfer of loans to held for sale, was 63.19%, 67.61%, and 66.25% for the quarter ended June 30, 2013, March 31, 2013 and six-month period ended June 30, 2013, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Year ended	2013	2013	2012	2013	2013	2012	2013	2013	2012

Interest-earning assets:
Money market & other short-term investments	$710,561	$779,412	$656,642	$499	$539	$456	0.28%	0.28%	0.28%
Government obligations (2)	342,708	325,835	675,729	1,988	1,851	3,091	2.33%	2.30%	1.84%
Mortgage-backed securities	1,682,682	1,536,027	1,082,175	11,571	9,515	8,366	2.76%	2.51%	3.11%
Corporate bonds	-	-	1,876	-	-	31	0.00%	0.00%	6.65%
FHLB stock	31,348	33,117	32,399	322	415	353	4.12%	5.08%	4.38%
Equity securities	1,360	1,364	1,377	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,768,659	2,675,755	2,450,198	14,380	12,320	12,297	2.08%	1.87%	2.02%
Residential mortgage loans	2,799,369	2,814,973	2,784,364	37,411	38,004	36,822	5.36%	5.48%	5.32%
Construction loans	276,128	344,983	399,394	2,274	2,617	2,556	3.30%	3.08%	2.57%
C&I and commercial mortgage loans	4,710,448	4,899,586	5,315,831	48,551	47,849	54,321	4.13%	3.96%	4.11%
Finance leases	239,677	237,245	239,943	5,122	5,086	5,226	8.57%	8.69%	8.76%
Consumer loans	1,795,159	1,781,120	1,443,697	55,262	55,544	44,097	12.35%	12.65%	12.28%
Total loans (4) (5)	9,820,781	10,077,907	10,183,229	148,620	149,100	143,022	6.07%	6.00%	5.65%
Total interest-earning assets	$12,589,440	$12,753,662	$12,633,427	$163,000	$161,420	$155,319	5.19%	5.13%	4.94%

Interest-bearing liabilities:
Brokered CDs	$3,311,165	$3,437,601	$3,473,457	$10,473	$11,798	$17,803	1.27%	1.39%	2.06%
Other interest-bearing deposits	5,774,995	5,672,033	5,587,225	13,445	13,746	15,686	0.93%	0.98%	1.13%
Other borrowed funds	1,131,959	1,131,959	1,171,833	8,233	8,163	8,969	2.92%	2.92%	3.08%
FHLB advances	365,583	410,551	344,539	1,631	2,025	3,028	1.79%	2.00%	3.53%
Total interest-bearing liabilities (6)	$10,583,702	$10,652,144	$10,577,054	$33,782	$35,732	$45,486	1.28%	1.36%	1.73%
Net interest income				$129,218	$125,688	$109,833
Interest rate spread							3.91%	3.77%	3.21%
Net interest margin							4.12%	4.00%	3.50%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (39% for 2013; 30% for 2012) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $3.5 million, $3.6 million and $2.9 million for the quarters ended June 30, 2013, March 31, 2013, and June 30, 2012, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 – Year-To-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
Year Ended	2013	2012	2013	2012	2013	2012

Interest-earning assets:
Money market & other short-term investments	$744,796	$579,412	$1,038	$825	0.28%	0.29%
Government obligations (2)	334,318	816,034	3,839	7,169	2.32%	1.77%
Mortgage-backed securities	1,609,759	990,772	21,086	15,801	2.64%	3.21%
Corporate bonds	-	1,937	-	60	0.00%	6.23%
FHLB stock	32,227	34,525	737	754	4.61%	4.39%
Equity securities	1,362	1,377	-	-	0.00%	0.00%
Total investments (3)	2,722,462	2,424,057	26,700	24,609	1.98%	2.04%
Residential mortgage loans	2,807,128	2,787,543	75,415	75,562	5.42%	5.45%
Construction loans	310,590	415,972	4,891	5,215	3.18%	2.52%
C&I and commercial mortgage loans	4,804,270	5,463,693	96,400	110,964	4.05%	4.08%
Finance leases	238,468	241,643	10,208	10,538	8.63%	8.77%
Consumer loans	1,788,178	1,377,387	110,806	81,947	12.50%	11.96%
Total loans (4) (5)	9,948,634	10,286,238	297,720	284,226	6.03%	5.56%
Total interest-earning assets	$12,671,096	$12,710,295	$324,420	$308,835	5.16%	4.89%

Interest-bearing liabilities:
Brokered CDs	$3,374,033	$3,555,026	$22,271	$37,536	1.33%	2.12%
Other interest-bearing deposits	5,723,799	5,530,210	27,191	32,687	0.96%	1.19%
Other borrowed funds	1,131,959	1,211,706	16,396	19,186	2.92%	3.18%
FHLB advances	387,943	354,165	3,656	6,269	1.90%	3.56%
Total interest-bearing liabilities (6)	$10,617,734	$10,651,107	$69,514	$95,678	1.32%	1.81%
Net interest income			$254,906	$213,157
Interest rate spread					3.84%	3.08%
Net interest margin					4.06%	3.37%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (39% for 2013; 30% for 2012) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government-sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $7.1 million, and $5.3 million for the six-month periods ended June 30, 2013 and June 30, 2012, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 4 – Non-Interest Income
	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2013	2013	2012	2013	2012

Service charges on deposit accounts	3,098	3,380	3,240	$6,478	$6,487
Mortgage banking activities	4,823	4,580	4,057	9,403	8,532
Insurance income	1,508	2,020	1,312	3,528	2,792
Broker-dealer income	-	-	1,347	-	2,610
Other operating income	4,876	9,304	6,700	14,180	12,153

Non-interest income before net loss on investments, equity in losses of unconsolidated entities, and write-off of collateral pledged with Lehman

	14,305	19,284	16,656	33,589	32,574

Proceeds from securities litigation settlement and other proceeds	-	-	-	-	26
OTTI on equity securities	(42)	-	-	(42)	-
OTTI on debt securities	-	(117)	(143)	(117)	(1,376)
Net loss on investments	(42)	(117)	(143)	(159)	(1,350)

Impairment - collateral pledged to Lehman	(66,574)	-	-	(66,574)	-
Equity in losses of unconsolidated entities	648	(5,538)	(2,491)	(4,890)	(8,727)
	$(51,663)	$13,629	$14,022	$(38,034)	$22,497

Table 5 – Non-Interest Expenses
	Quarter Ended			Six Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2013	2013	2012	2013	2012

Employees' compensation and benefits	$33,116	$33,554	$31,101	$66,670	$62,712
Occupancy and equipment	14,946	15,070	15,181	30,016	30,857
Deposit insurance premium	11,430	11,517	11,982	22,947	23,969
Other insurance and supervisory fees	1,269	1,289	1,320	2,558	2,341
Taxes, other than income taxes	6,239	2,989	3,435	9,228	6,851
Professional fees :
Collections, appraisals and other credit related fees	2,520	1,924	1,802	4,444	3,420
Outsourcing technology services	4,258	1,346	944	5,604	2,079
Bulk sales professional fees	3,060	3,878	-	6,938	-
Terminated preferred stock professional fees	115	1,081	-	1,196	-
Other professional fees	3,782	2,903	3,484	6,685	6,800
Credit and debit card processing expenses	2,281	3,077	811	5,358	942
Business promotion	3,831	3,357	3,475	7,188	6,022
Communications	1,885	1,814	1,758	3,699	3,479
Net loss on REO operations	14,829	7,310	6,786	22,139	10,229
Other	7,762	6,901	4,863	14,663	12,434
Total	$111,323	$98,010	$86,942	$209,333	$172,135

Table 6 - Selected Balance Sheet Data
(In thousands)	As of
	June 30,	March 31,	December 31,
	2013	2013	2012
Balance Sheet Data:
Loans, including loans held for sale	$9,683,369	$9,836,317	$10,139,508
Allowance for loan and lease losses	301,047	342,531	435,414
Money market and investment securities	2,239,483	2,300,816	1,986,669
Intangible assets	57,905	59,424	60,944
Deferred tax asset, net	6,598	4,446	4,867
Total assets	12,803,169	13,005,876	13,099,741
Deposits	9,977,645	9,983,569	9,864,546
Borrowings	1,490,399	1,510,399	1,640,399
Total preferred equity	63,047	63,047	63,047
Total common equity	1,199,423	1,321,130	1,393,546
Accumulated other comprehensive income, net of tax	(40,142)	19,822	28,430
Total equity	1,222,328	1,403,999	1,485,023

Table 7 - Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	June 30,	March 31,	December 31,
	2013	2013	2012

Residential mortgage loans	$2,511,206	$2,714,083	$2,747,217

Commercial loans:
Construction loans (1)	194,912	222,762	361,875
Commercial mortgage loans (1)	1,916,509	1,671,269	1,883,798
Commercial and Industrial loans (1)	2,527,431	2,680,133	2,793,157
Loans to local financial institutions collateralized by real estate mortgages	248,360	252,238	255,390
Commercial loans	4,887,212	4,826,402	5,294,220

Finance leases	241,675	238,587	236,926

Consumer loans	1,805,693	1,781,474	1,775,751
Loans held for investment	9,445,786	9,560,546	10,054,114
Loans held for sale	237,583	275,771	85,394
Total loans	$9,683,369	$9,836,317	$10,139,508
(1)	During the second quarter of 2013, after a comprehensive review of substantially all of the loans in our commercial portfolios, the classification of certain loans was revised to more accurately depict the nature of the underlying loans. This reclassification resulted in a net increase of $269.0 million in commercial mortgage loans, since the principal source of repayment for such loans is derived primarily from the operation of the underlying real estate, with a corresponding decrease of $246.8 million in commercial and industrial loans and a $22.2 million decrease in construction loans. The Corporation evaluated the impact of this reclassification on the provision for loan losses and determined that the effect of this adjustment was not material to any previously reported results.

Table 8 - Loan Portfolio by Geography
(In thousands)	As of June 30, 2013
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$1,867,053	$369,073	$275,080	$2,511,206

Commercial loans:
Construction loans	128,631	38,933	27,348	194,912
Commercial mortgage loans	1,520,172	74,430	321,907	1,916,509
Commercial and Industrial loans	2,305,824	98,937	122,670	2,527,431
Loans to a local financial institution collateralized by real estate mortgages	248,360	-	-	248,360
Commercial loans	4,202,987	212,300	471,925	4,887,212

Finance leases	241,675	-	-	241,675

Consumer loans	1,725,026	50,071	30,596	1,805,693
Loans held for investment	8,036,741	631,444	777,601	9,445,786

Loans held for sale	186,097	42,513	8,973	237,583
Total loans	$8,222,838	$673,957	$786,574	$9,683,369

Table 9 – Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,
	2013	2013	2012
Non-performing loans held for investment:
Residential mortgage	$133,937	$311,495	$313,626
Commercial mortgage	136,737	136,708	214,780
Commercial and Industrial	131,906	141,045	230,090
Construction	68,204	59,810	178,190
Consumer and Finance leases	35,416	33,652	38,875
Total non-performing loans held for investment	506,200	682,710	975,561

REO	139,257	181,479	185,764
Other repossessed property	11,503	9,913	10,107
Other assets (1)	-	64,543	64,543
Total non-performing assets, excluding loans held for sale	$656,960	$938,645	$1,235,975

Non-performing loans held for sale	94,951	147,995	2,243
Total non-performing assets, including loans held for sale (2)	$751,911	$1,086,640	$1,238,218

Past-due loans 90 days and still accruing	$113,061	$125,384	$142,012
Allowance for loan and lease losses	$301,047	$342,531	$435,414
Allowance to total non-performing loans held for investment	59.47%	50.17%	44.63%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	80.87%	92.27%	65.78%

(1) Collateral pledged to Lehman Brothers, Inc.
(2)	Amount excludes purchased credit impaired loans with a carrying value as of June 30, 2013 of approximately $8.3 million acquired as part of the credit card portfolio acquired from FIA.

Table 10 - Non-Performing Assets by Geography
(In thousands)	June 30,	March 31,	December 31,
	2013	2013	2012
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$110,929	$279,310	$281,086
Commercial mortgage	100,459	103,556	172,534
Commercial and Industrial	124,596	127,290	215,985
Construction	46,273	35,986	99,383
Finance leases	2,801	2,656	3,182
Consumer	28,953	27,403	32,529
Total non-performing loans held for investment	414,011	576,201	804,699

REO	108,507	140,395	145,683
Other repossessed property	11,417	9,875	10,070
Investment securities	-	64,543	64,543
Total non-performing assets, excluding loans held for sale	$533,935	$791,014	$1,024,995
Non-performing loans held for sale	54,946	107,990	2,243
Total non-performing assets, including loans held for sale (1)	$588,881	$899,004	$1,027,238
Past-due loans 90 days and still accruing	$111,331	$119,391	$137,288

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$9,465	$18,691	$18,054
Commercial mortgage	5,651	3,915	11,232
Commercial and Industrial	7,310	12,555	12,905
Construction	17,271	17,727	72,648
Consumer	753	580	804
Total non-performing loans held for investment	40,450	53,468	115,643

REO	18,624	25,213	24,260
Other repossessed property	45	11	17
Total non-performing assets, excluding loans held for sale	$59,119	$78,692	$139,920
Non-performing loans held for sale	40,005	40,005	-
Total non-performing assets, including loans held for sale	$99,124	$118,697	$139,920
Past-due loans 90 days and still accruing	$1,730	$5,993	$4,068

United States:
Non-performing loans held for investment:
Residential mortgage	$13,543	$13,494	$14,486
Commercial mortgage	30,627	29,237	31,014
Commercial and Industrial	-	1,200	1,200
Construction	4,660	6,097	6,159
Consumer	2,909	3,013	2,360
Total non-performing loans held for investment	51,739	53,041	55,219

REO	12,126	15,871	15,821
Other repossessed property	41	27	20
Total non-performing assets, excluding loans held for sale	$63,906	$68,939	$71,060
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$63,906	$68,939	$71,060
Past-due loans 90 days and still accruing	$-	$-	$656

(1)	Amount excludes purchased credit impaired loans with a carrying value as of June 30, 2013 of approximately $8.3 million acquired as part of the credit card portfolio acquired from FIA.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended					Six-Month Period Ended
(Dollars in thousands)	June 30,		March 31,		June 30,	June 30,		June 30,
	2013		2013		2012	2013		2012

Allowance for loan and lease losses, beginning of period	$342,531		$435,414		$483,943	$435,414		$493,917
Total provision for loan and lease losses	87,464	(1)	111,123	(5)	24,884	198,587	(11)	61,081
Net charge-offs of loans:
Residential mortgage	(103,418)	(2)	(11,580)	(6)	(14,211)	(114,998)	(12)	(19,942)
Commercial mortgage	(3,253)		(56,036)	(7)	(6,271)	(59,289)	(13)	(9,865)
Commercial and Industrial	(5,520)		(84,829)	(8)	(8,385)	(90,349)	(14)	(21,054)
Construction	(2,368)	(3)	(38,515)	(9)	(15,186)	(40,883)	(15)	(30,578)
Consumer and finance leases	(14,389)		(13,046)		(7,621)	(27,435)		(16,406)
Net charge-offs	(128,948)	(4)	(204,006)	(10)	(51,674)	(332,954)	(16)	(97,845)
Allowance for loan and lease losses, end of period	$301,047		$342,531		$457,153	$301,047		$457,153

Allowance for loan and lease losses to period end total loans held for investment	3.19%		3.58%		4.44%	3.19%		4.44%
Net charge-offs (annualized) to average loans outstanding during the period	5.25%		8.10%		2.03%	6.69%		1.90%
Net charge-offs (annualized), excluding charge-offs related to loans sold and loans transferred to held for sale, to average loans outstanding during the period
	1.29%		2.87%		2.03%	2.11%		1.90%
Provision for loan and lease losses to net charge-offs during the period	0.68x		0.54x		0.48x	0.60x		0.62x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of loans sold and the transfer of loans to held for sale
	0.63x		0.68x		0.48x	0.66x		0.62x
(1) Includes provision of $67.9 million associated with the bulk sale of non-performing residential assets.
(2) Includes net charge-offs totaling $97.9 million associated with the bulk sale of non-performing residential assets.
(3) Includes net charge-offs totaling $31k associated with the bulk sale of non-performing residential assets.
(4) Includes net charge-offs totaling $98.0 million associated with the bulk sale of non-performing residential assets.
(5) Includes provision of $64.1 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(6) Includes net charge-offs totaling $1.0 million associated with the bulk sale of adversely classified commercial assets.
(7) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(8) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(9) Includes net charge-offs of $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(10) Includes net charge-offs of $134.5 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(11) Includes provision of $132.0 million associated with the bulk sales and the transfer of loans to held for sale.
(12) Includes net charge-offs totaling $99.0 million associated with the bulk sales.
(13) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale.
(14) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets.
(15) Includes net charge-offs of $34.2 million associated with the bulk sales and the transfer of loans to held for sale.
(16) Includes net charge-offs of $232.4 million associated with the bulk sales and the transfer of loans to held for sale.

Table 12 – Net Charge-Offs to Average Loans

	Six-Month Period Ended		Year ended
	June 30,		December 31,	December 31,	December 31,		December 31,
	2013		2012	2011	2010		2009

Residential mortgage	8.19%	(1)	1.40%	1.32%	1.80%	(6)	0.82%

Commercial mortgage	6.75%	(2)	3.43%	3.21%	5.02%	(7)	1.64%

Commercial and Industrial	5.93%	(3)	1.62%	1.57%	2.16%	(8)	0.72%

Construction	26.33%	(4)	23.29%	16.33%	23.80%	(9)	11.54%

Consumer and finance leases	2.71%		2.43%	2.33%	2.98%		3.05%

Total loans	6.69%	(5)	2.84%	2.68%	4.76%	(10)	2.48%

(1) Includes net charge-offs totaling $99.0 million associated with the bulk loan sales. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales, was 1.23%.
(2) Includes net charge-offs of $54.6 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in the first quarter of 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale, was 0.56%.
(3) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 3.05%.
(4) Includes net charge-offs of $34.2 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of construction loans net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 5.34%.
(5) Includes net charge-offs of $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.11%.
(6) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(7) Includes net charge-offs totaling $29.5 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.38%.
(8) Includes net charge-offs totaling $8.6 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 1.98%.

(9) Includes net charge-offs totaling $127.0 million associated with the transfer of loans to held for sale in the fourth quarter of 2010. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 18.93%.

(10) Includes net charge-offs totaling $165.1 million associated with the tranfer of loans to held for sale in the fourth quarter of 2010. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the transfer of loans to held for sale, was 3.60%.

CONTACT:
First BanCorp.
John B. Pelling III, 305-577-6000 Ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com